Exhibit 99.1

VALHI REPORTS THIRD QUARTER 2022 RESULTS

DALLAS, TEXAS . . November 3, 2022. Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $26.2 million, or $.92 per share, in the third quarter of 2022 compared to $39.0 million, or $1.36 per share, in the third quarter of 2021. For the first nine months of 2022, Valhi reported net income attributable to Valhi stockholders of $99.6 million, or $3.49 per share compared to net income of $75.2 million, or $2.64 per share in the first nine months of 2021. Net income attributable to Valhi stockholders decreased in the third quarter of 2022 as compared to the same period of 2021 primarily due to the net effects of lower operating results from our Chemicals Segment, income from tax increment infrastructure reimbursement in our Real Estate Management and Development Segment in 2022 and a gain on the sale of land not used in our operations in 2021. Net income attributable to Valhi stockholders increased in the first nine months of 2022 as compared to the same period of 2021 primarily due to the net effects of higher operating results from our Chemicals Segment, the impairment of our Real Estate Management and Development Segment’s water delivery system fixed assets in the second quarter of 2022, and a gain on sales of land not used in our operations in 2021.

The Chemicals Segment’s net sales were $459.6 million in the third quarter of 2022 compared to $499.8 million in the third quarter of 2021 and $1.6 billion in the first nine months of 2022 compared to $1.4 billion in the same period of 2021. The Chemicals Segment’s net sales decreased in the third quarter of 2022 compared to the same period in 2021 primarily due to lower sales volumes in European, export and North American markets, partially offset by higher average TiO2 selling prices. The Chemicals Segment’s net sales increased in the year-to-date period compared to the same period in 2021 primarily due to higher average TiO2 selling prices, partially offset by lower sales volumes. The Chemicals Segment’s TiO2 sales volumes were 20% lower in the third quarter of 2022 compared to the third quarter of 2021 and its sales volumes in the first nine months of 2022 were 7% lower than in the first nine months of 2021. The Chemicals Segment’s average TiO2 selling prices were 21% higher in the third quarter of 2022 compared to the third quarter of 2021 and 24% higher in the first nine months of 2022 as compared to the first nine months of 2021. The Chemicals Segment’s average TiO2 selling prices at the end of the third quarter of 2022 were 15% higher than the end of 2021. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing our Chemicals Segment’s net sales by approximately $31 million in the third quarter of 2022 and approximately $83 million in the first nine months of 2022 as compared to the same periods of 2021. The table at the end of this press release shows how each of these items impacted our Chemical Segment’s net sales.

The Chemicals Segment’s operating income in the third quarter of 2022 was $34.3 million as compared to $60.3 million in the third quarter of 2021 and $189.9 million for the nine months ended September 30, 2022 compared to $145.4 million for the same prior year period. The Chemicals Segment’s operating income decreased in the third quarter of 2022 compared to the third quarter of 2021 primarily due to the net effect of lower sales volumes, higher production costs, including raw material and energy costs, and higher average TiO2 selling prices. The Chemicals Segment’s operating income increased in the first nine months of 2022 compared to the first nine months of 2021 primarily due to the net effect of higher average TiO2 selling prices, lower sales volumes and higher production costs, including raw material and energy costs. The Chemicals Segment’s TiO2 production volumes were 5% lower in the third quarter of 2022 compared to the third quarter of 2021 and 1% lower in the first nine months of 2022 compared to the same period of 2021. The lower production volumes in the third quarter of 2022 were primarily due to maintenance activities and alignment of production and inventory levels to anticipated near-term customer demand. The Chemicals Segment operated its production facilities at 96% of practical capacity utilization in the first nine months of 2022 (100%, 95% and 93% in the first, second and third quarters of 2022, respectively) compared to 99% in the first nine months of 2021 (97%, 100% and 100% in the first, second and third quarters of 2021, respectively).  Fluctuations in currency exchange rates (primarily the euro) also affected the year-to-date operating income comparison, which increased operating income by approximately $13 million in the third quarter of 2022 compared to the third quarter of 2021 and increased operating income by approximately $21 million in the first nine months of 2022 compared to the first nine months of 2021.

The Chemicals Segment’s operating income in the third quarter and first nine months of 2022 includes an insurance settlement gain of $2.7 million related to a 2020 business interruption insurance claim.

The Component Products Segment’s net sales were $42.9 million in the third quarter of 2022 compared to $34.5 million in the third quarter of 2021 and $126.6 million in the first nine months of 2022 compared to $106.7 million in the same period of 2021. The Component Products Segment’s increase in net sales for both periods is due to higher marine components sales predominantly to the towboat market and, to a lesser extent, higher security products sales across a variety of markets. Operating income attributable to the Component Products Segment was $6.0 million in the third quarter of 2022 compared to $5.1 million in the third quarter of 2021 and $20.0 million for the first nine months of 2022 compared to $16.7 million for the same prior year period. The Component Products Segment’s operating income increased for both comparative periods largely due to the strong performance of its marine components reporting unit, partially offset by increased production costs, particularly at its security products reporting unit, including increased raw material costs, higher shipping costs, and higher salary and employment related costs.

The Real Estate Management and Development Segment had sales of $53.8 million in the third quarter of 2022, including $52.8 million in revenue on sales of land held for development, compared to sales of $44.6 million in the third quarter of 2021, including $41.9 million in revenue on sales of land held for development. For the first nine months of 2022 the Real Estate Management and Development Segment had sales of $105.5 million, including $100.9 million in revenue on sales of land held for development, compared to sales of $63.1 million, including $57.0 million in sales of land held for development in the same period of 2021. Land sales revenue is generally recognized over time based on cost inputs, and land sales revenues are dependent on spending for development activities. Land sales revenues are also impacted by the relative timing of when new land parcel sales are closed. Land sales revenues increased in the third quarter and first nine months of 2022 as compared to the same periods in 2021 primarily due to an increase in development activity in 2022 compared to the same periods of 2021. Recognition of tax increment infrastructure reimbursement of $10.0 million ($5.2 million, or $.18 per share, net of income taxes and noncontrolling interest) in the first nine months of 2022 and $6.2 million ($3.2 million, or $.11 per share, net of income taxes and noncontrolling interest) in the first nine months of 2021 are included in the determination of operating income. Due to historically low levels at Lake Mead, Nevada at the end of the second quarter of 2022, our Real Estate Management and Development Segment’s subsidiary Basic Water Company (“BWC”) ceased operations at its water intake facility and on September 10, 2022 BWC and its subsidiaries voluntarily filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the District of Nevada. Our Real Estate Management and Development Segment recognized aggregate charges of $19.7 million related to BWC during 2022, including $16.4 million ($8.2 million, or $.29 per share, net of income taxes and noncontrolling interest), primarily in the second quarter, related to the impairment of the water delivery system fixed assets and, as a result of the bankruptcy filing of BWC in the third quarter, a $2.0 million ($1.0 million, or $.04 per share, net of income taxes and noncontrolling interest) loss on the deconsolidation of BWC and bad debt expense of $1.3 million ($.6 million, or $.02 per share, net of income taxes and noncontrolling interest) related to an intercompany receivable with BWC. These charges are all included in the determination of our Real Estate Management and Development Segment’s operating income.

Corporate expenses were comparable in the third quarter of 2022 and 5% higher in the first nine months of 2022 compared to the same periods of 2021. Corporate expenses increased in the year-to-date period due to higher litigation and related costs in 2022 compared to 2021. In the first nine months of 2021 we sold excess property not used in our operations for net proceeds of approximately $23.4 million and recognized a pre-tax gain of $16.0 million ($12.3 million, or $.43 per share, net of income taxes and noncontrolling interest). Interest expense of $7.0 million in the third quarter of 2022 and $20.9 million in the first nine months of 2022 decreased compared to the same prior year periods primarily due to lower average balances and the effects of changes in currency exchange rates somewhat offset by higher interest rates on variable-rate indebtedness in 2022.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs);
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs, reduce demand or perceived demand for TiO2, component products and land held for development or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime such as disruptions in energy supplies, transportation interruptions, cyber-attacks and public health crises such as COVID-19);
●	Competitive products and substitute products;
●	Customer and competitor strategies;
●	Potential difficulties in integrating future acquisitions;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	Potential consolidation of our competitors;
●	Potential consolidation of our customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	The introduction of trade barriers or trade disputes;
●	The ability of our subsidiaries to pay us dividends;
●	The impact of current or future government regulations (including employee healthcare benefit related regulations);
●	Uncertainties associated with new product development and the development of new product features;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone) or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	The timing and amounts of insurance recoveries;
●	Our ability to renew, amend, refinance or establish credit facilities;

●	Potential increases in interest rates;
●	Our ability to maintain sufficient liquidity;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products) including new environmental health and safety regulations such as those seeking to limit or classify TiO2 or its use;
●	The ultimate resolution of pending litigation (such as NL’s lead pigment and environmental matters);
●	Our ability to comply with covenants contained in our revolving bank credit facilities;
●	Our ability to complete and comply with the conditions of our licenses and permits;
●	Changes in real estate values and construction costs in Henderson, Nevada; and
●	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the chemicals (TiO2), component products (security products and recreational marine components) and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF INCOME

(In millions, except earnings per share)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2022	2021	2022

	(unaudited)
Net sales
Chemicals	$499.8	$459.6	$1,443.4	$1,587.8
Component products	34.5	42.9	106.7	126.6
Real estate management and development	44.6	53.8	63.1	105.5

Total net sales	$578.9	$556.3	$1,613.2	$1,819.9

Operating income
Chemicals	$60.3	$34.3	$145.4	$189.9
Component products	5.1	6.0	16.7	20.0
Real estate management and development	15.8	29.1	26.0	32.1

Total operating income	81.2	69.4	188.1	242.0

General corporate items:
Interest income and other	.9	3.3	2.9	5.6
Gain on land sales	10.4	—	16.0	—
Changes in market value of Valhi common stock held by subsidiaries	(.2)	(4.9)	2.0	(.9)
Other components of net periodic pension and OPEB expense	(4.3)	(3.2)	(13.2)	(9.8)
General expenses, net	(8.7)	(8.6)	(26.1)	(27.3)
Interest expense	(7.9)	(7.0)	(25.2)	(20.9)

Income before income taxes	71.4	49.0	144.5	188.7

Income tax expense	16.9	8.2	35.2	42.1

Net income	54.5	40.8	109.3	146.6

Noncontrolling interest in net income of subsidiaries	15.5	14.6	34.1	47.0

Net income attributable to Valhi stockholders	$39.0	$26.2	$75.2	$99.6

Amounts attributable to Valhi stockholders:
Basic and diluted net income per share	$1.36	$.92	$2.64	$3.49

Basic and diluted weighted average shares outstanding	28.5	28.5	28.5	28.5

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

(unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2022 vs. 2021	2022 vs. 2021
Percentage change in TiO2 net sales:
TiO2 product pricing	21%	24%
TiO2 sales volumes	(20)	(7)
TiO2 product mix/other	(3)	(1)
Changes in currency exchange rates	(6)	(6)

Total	(8)%	10%